UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):June 18, 2018

MANPOWERGROUP INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Manpower Place
Milwaukee, Wisconsin	53212
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:(414) 961-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01

Entry into a Material Definitive Agreement

The disclosure contained in Item 2.03 hereof is incorporated by reference into this Item 1.01.

On June 18, 2018, ManpowerGroup Inc. (the “Company”) amended and restated its Five-Year Credit Agreement (the “Amended and Restated Agreement”) with a syndicate of lenders and Citibank, N.A., as Administrative Agent.  This agreement further amends the Company’s Amended and Restated Five Year Credit Agreement dated September 16, 2015, principally to revise the termination date of the facility from September 16, 2020 to June 18, 2023, among other minor modifications to the terms and conditions.

The foregoing description of the Amended and Restated Agreement is qualified in its entirety by reference to the agreement filed herewith as exhibit 10.1, which is incorporated by reference into this Item 1.01.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 22, 2018, the Company offered and sold €500 million aggregate principal amount of the Company’s 1.750% notes due June 22, 2026 (the “Notes”). The net proceeds to the Company from the offering of the Notes were approximately €495.72 million, and will be used by the Company (i) to repay its €350 million 4.50% notes due June 22, 2018, and (ii) for general corporate purposes, which may include share repurchases and the acquisition of or investment in complementary businesses or other assets.

The Notes were offered at an issue price of 99.564% of the aggregate principal amount.  Interest on the Notes is payable in arrears on June 22nd of each year. The Notes are the unsecured senior obligations of the Company and will rank equally with all of the Company’s existing and future senior unsecured debt and other liabilities. The Notes were issued under a Fiscal and Paying Agency Agreement (the “Agreement”) between the Company and Citibank, N.A., London Branch, as Fiscal and Principal Paying Agent, Transfer Agent and Registrar, dated as of June 22, 2018.

The Company may redeem the Notes, in whole or in part, at the Company’s option at any time prior to March 23, 2026 (three months prior to the maturity date of the Notes) at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes, or (2) as determined by the Quotation Agent (as defined in the Notes), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis using a discount rate equal to the sum of the average of the three quotations of the average midmarket annual yield to maturity on an Actual/Actual (ICMA) basis of the DBR 0.500% due February 15, 2026 (or if that security is no longer outstanding, a similar security), plus 0.25%, plus in each case, accrued interest thereon to the date of redemption.

In addition, the Notes will be redeemable at the Company’s option, in whole or in part, at any time on or after March 23, 2026 (three months prior to the maturity date of the Notes) at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon at the date of the redemption.

The Notes are listed on the Official List of the Irish Stock Exchange plc trading as Euronext Dublin. The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The foregoing description of the Agreement is qualified in its entirety by reference to the agreement filed herewith as exhibit 4.1, which is incorporated by reference into this Item 2.03.

Item 9.01.

Exhibits

Exhibit No.	Description
4.1

Fiscal and Paying Agency Agreement between the Company and Citibank, N.A., London Branch, as Fiscal Agent, Principal Paying Agent and Registrar and Transfer Agent, dated as of June 22, 2018 (including the form of Note attached thereto as Schedule I).

10.1	Amended and Restated Five-Year Credit Agreement dated as of June 18, 2018 among the Company, a syndicate of lenders and Citibank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANPOWERGROUP INC.
Dated: June 22, 2018	By:	/s/ Richard Buchband
	Name:	Richard Buchband
	Title:	Senior Vice President, General Counsel and Secretary